Exhibit 10.14D

FOURTH AMENDMENT TO LEASE

THIS FOURTH AMENDMENT TO LEASE (“Fourth Amendment”) is entered into and dated as of March 3 , 2010 (the “Effective Date”) by and between BRITANNIA HACIENDA VIII LLC, a Delaware limited liability company (“Landlord”) and LINKEDIN CORPORATION, a Delaware corporation (“Tenant”), with reference to the following facts:

Recitals

A. Landlord and Tenant are parties to a Lease dated as of March 20, 2007, as amended by a First Amendment to Lease (the “First Amendment”) dated as of September 28, 2007, a Second Amendment to Lease (the “Second Amendment”) dated as of June 25, 2008 and a Third Amendment to Lease (the “Third Amendment”) dated as of December 18, 2009 (as so amended, the “Existing Lease”), covering premises consisting of approximately 60,100 square feet of space constituting Suites 100 and 200 (the “Existing 2029 Premises”) of the building commonly known as 2029 Stierlin Court (the “2029 Building”), approximately 666 square feet of additional space located in or adjacent to the 2029 Building (the “Supplemental 2029 Premises”), approximately 21,671 square feet of space (the “Third Expansion Premises”) comprising the entire second floor of the building commonly known as 2025 Stierlin Court (the “2025 Building”) and approximately 35,921 square feet of space constituting the entire building commonly known as 2027 Stierlin Court (the “2027 Building” and, collectively with the Existing 2029 Premises, the Supplemental 2029 Premises and the Third Expansion Premises, the “Existing Premises”) in the Britannia Shoreline Technology Park in Mountain View, California (the “Center”). The Existing Lease also provides for the future addition to the Existing Premises of approximately 8,152 square feet of space commonly known as Suite 120 plus associated building common areas and located on the first floor of the 2029 Building (the “Fourth Expansion Premises”).

B. For purposes of this Fourth Amendment and of the Existing Lease as modified by this Fourth Amendment, unless the context otherwise requires, the term “Premises” shall collectively mean and include the Existing Premises and the Fourth Expansion Premises (but only on and after the Fourth Expansion Premises Delivery Date as defined in the Third Amendment), and the term “Lease” shall mean the Existing Lease as modified by this Fourth Amendment.

C. Landlord has agreed to provide an additional tenant improvement allowance to Tenant, as more particularly set forth in this Fourth Amendment, and in connection therewith Landlord and Tenant wish to modify certain provisions of the Existing Lease and certain of their respective rights and obligations thereunder, all subject to and as more particularly set forth in this Fourth Amendment. As of the Effective Date, this Fourth Amendment modifies and amends the Existing Lease and supersedes any inconsistent provisions of the Existing Lease with respect to the matters covered by this Fourth Amendment.

D. Capitalized terms used in this Fourth Amendment as defined terms but not specifically defined in this Fourth Amendment shall have the meanings assigned to such terms in the Existing Lease.

Agreement

NOW, THEREFORE, in consideration of the mutual agreements contained in this Fourth Amendment and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1. Confirmation of Certain Matters under Third Amendment. Landlord and Tenant hereby confirm the following with respect to certain matters covered by the Third Amendment: (a) the Supplemental 2029 Premises Delivery Date occurred on January 13, 2010; (b) the Third Expansion Premises Delivery Date occurred on January 13, 2010; and (c) the condition precedent set forth in Paragraph 19 of the Third Amendment with respect to the Actel Conditions has been fully satisfied and is of no further force or effect, and the Third Amendment remains in full force and effect.

2. Fourth Amendment TI Allowance. The provisions of the Workletter (Exhibit B to the Lease) shall apply to this Fourth Amendment only to the extent specifically set forth in this Paragraph 2, and in the event of any conflict or inconsistency between the Workletter and this Paragraph 2, the provisions of this Paragraph 2 shall be controlling.

(a) Landlord shall provide Tenant with a tenant improvement allowance pursuant to this Fourth Amendment in the amount of One Hundred Seventy-Nine Thousand Six Hundred Five Dollars ($179,605.00) (the “Fourth Amendment TI Allowance”), which Fourth Amendment TI Allowance is equivalent to a rate of $5 per rentable square foot in the portion of the Existing Premises consisting of the 2027 Building. Tenant shall have the right to use the Fourth Amendment TI Allowance for improvements to (i) the Fourth Expansion Premises and any portion of the Existing Premises located in the 2029 Building, (ii) the exterior grounds, pathways and parking areas of the Center, as long as Tenant does not reduce the current number of parking spaces, and (iii) the walkways between the 2027 and 2025 Buildings and the walkways between the 2051 and 2029 Buildings (collectively, the “TI-Eligible Premises”); provided, however, that in no event shall more than a total of $134,884.50 [the same dollar limit set forth in the Third Amendment] of the combined Third Amendment TI Allowance and Fourth Amendment TI Allowance be used in the aggregate for improvements to the areas described in clauses (ii) and (iii) of this sentence. Additional terms and conditions relating to the Fourth Amendment TI Allowance and to the design and construction of any alterations and improvements that Tenant elects to construct or install in the TI-Eligible Premises (including, but not limited to, conditions relating to Landlord’s approval of drawings, plans and specifications) shall be the same as those set forth in the Initial Lease and in the Workletter with respect to the Tenant Improvement Allowance and the construction of alterations, additions, improvements and Tenant’s work thereunder, subject to the following modifications and clarifications:

(i) The Fourth Amendment TI Allowance shall not be eligible to be drawn down by Tenant except (A) during calendar year 2011 and (B) for work actually performed during calendar year 2011. Any portion of the Fourth Amendment TI Allowance that has not been drawn by Tenant by December 31, 2011 (the “Fourth Amendment TI Allowance Expiration Date”) shall expire and shall no longer be available to Tenant thereafter. The drawing and expiration dates with respect to the Third Amendment TI Allowance under the Existing Lease shall remain unchanged.

(ii) The cost of any refurbishments, alterations or improvements made by Tenant that are not eligible for expenditure of the Third Amendment TI Allowance and/or Fourth Amendment TI Allowance funds, as applicable, and any amount by which the cost of refurbishments, alterations and improvements made by Tenant exceeds the available Third Amendment TI Allowance and Fourth Amendment TI Allowance, as applicable, shall be Tenant’s sole cost and expense. The Fourth Amendment TI Allowance is provided as part of the basic consideration to Tenant under this Fourth Amendment and will not result in any rental adjustment or additional rent beyond the minimum monthly rent expressly provided in the Existing Lease. Landlord shall not charge any supervisory fee or construction management fee relating to the review of plans or the exercise of Landlord’s oversight and approval rights in connection with Tenant’s construction of alterations and improvements in the TI-Eligible Premises; however, Landlord shall be entitled to reimbursement from Tenant (or to a charge or deduction against the Fourth Amendment TI Allowance, if applicable) for any fees and costs actually incurred by Landlord for the use of third-party engineers, architects or other similar consultants or professional service providers determined by Landlord to be reasonably necessary to facilitate Landlord’s review and approval of drawings, plans, specifications or other elements of tenant improvements submitted by Tenant for Landlord’s approval.

(iii) Tenant shall be solely responsible, at Tenant’s sole expense, for compliance with any code requirements, building permit requirements or other governmental or legal requirements related to or triggered by alterations or improvements constructed by Tenant in any portion of the Premises.

(iv) Upon expiration or termination of the Lease, as it may be extended, Tenant shall not be required to remove any alterations, additions or improvements contemplated in or constructed pursuant to this Fourth Amendment, including, without limitation, any tenant improvements constructed in the TI-Eligible Premises, to which Landlord has consented. Notwithstanding the foregoing provision, however, upon the expiration or termination of the Lease, as it may be extended, Tenant shall at Tenant’s expense remove all cabling installed in any portion of the Premises, whether prior to or after the Effective Date, except to the extent Landlord in its discretion agrees in writing at the time of such expiration or termination that all or any specified portion of such cabling may be left in place.

(v) For purposes of applying the Workletter to Tenant’s construction of tenant improvements in the TI-Eligible Premises with the use of the Fourth Amendment TI Allowance pursuant to this Fourth Amendment, (A) references in the Workletter to the “Premises” shall be construed to mean the TI-Eligible Premises; (B) references in Paragraph 1(g) of the Workletter to specific items contemplated as part of the Tenant Improvements shall not apply; (C) the Project Manager (if applicable) shall be Project Management Advisors, Inc. (contact person: Bernie Baker); (D) those portions of Paragraph 3 of the Workletter relating to the amount of the Tenant Improvement Allowance and the Premises in which the Tenant Improvement Allowance may be spent are superseded by the provisions of this Fourth Amendment, but all other provisions of such Paragraph 3 (including, without limitation, the method for payment of the “Tenant Improvement

Allowance” to Tenant) shall remain applicable, with references to the “Tenant Improvement Allowance” being construed for this purpose to refer instead to the Fourth Amendment TI Allowance; and (E) Paragraph 5 of the Workletter shall not apply.

(b) Solely for purposes of applying the insurance provisions in Section 10.1 of the Existing Lease (specifically including, but not limited to, Section 10.1(e) and (f) and the final sentence of Section 10.1(d)), from and after the Effective Date (i) the terms “Tenant Improvements” and “Tenant Improvements constructed by Tenant pursuant to the Workletter” as used in such Section 10.1 shall be construed to include any alterations, additions or improvements constructed by Tenant pursuant to this Fourth Amendment and (ii) the term “Tenant Improvement Allowance” as used therein shall be construed to include the Fourth Amendment TI Allowance.

3. Brokers. Each of Landlord and Tenant respectively (i) represents and warrants that no broker participated in the consummation of this Fourth Amendment and (ii) agrees to indemnify, defend and hold the other party harmless against any liability, cost or expense, including (but not limited to) reasonable attorneys’ fees, arising out of any claims for brokerage commissions or other similar compensation in connection with any conversations, prior negotiations, agreements or other dealings by the indemnifying party with any broker in connection with this Fourth Amendment.

4. Entire Agreement. This Fourth Amendment constitutes the entire agreement between Landlord and Tenant regarding the subject matter hereof and supersedes all prior negotiations, discussions, terms sheets, understandings and agreements, whether oral or written, between the parties with respect to such subject matter (other than the Existing Lease itself, as expressly amended hereby).

5. Execution and Delivery. This Fourth Amendment may be executed in one or more counterparts and by separate parties on separate counterparts, effective when each party has executed at least one such counterpart or separate counterpart, but each such counterpart shall constitute an original and all such counterparts together shall constitute one and the same instrument. Signatures transmitted by facsimile or by electronic mail in PDF format shall be binding upon the party transmitting same and shall have the same effect as original signatures, provided that such party thereafter delivers corresponding original signatures to the receiving party within five (5) business days after such initial transmission of signatures by facsimile or electronic mail.

6. Full Force and Effect. Except as expressly set forth herein, the Existing Lease has not been modified or amended and remains in full force and effect.

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IN WITNESS WHEREOF, Landlord and Tenant have executed this Fourth Amendment as of the Effective Date.

“Landlord”			“Tenant”

BRITANNIA HACIENDA VIII LLC, a Delaware limited liability company			LINKEDIN CORPORATION, a Delaware corporation

By:	HCP Estates USA Inc., (formerly known as Slough Estates USA Inc.), a Delaware corporation, Its Operations Manager and Member
			By:	/s/ Steve Sordello 3/4/10
Steve Sordello
Chief Financial Officer

	By:	/s/ Jonathan M. Berg Schneider
Jonathan M. Bergschneider
Senior Vice President